Exhibit 99.4

CONSENT OF BEAR, STEARNS & CO. INC.

We hereby consent to (i) the inclusion of our opinion letter, dated December 20, 2006, to the Board of Directors of Huntington Bancshares Incorporated (the “Company”) as Appendix C to the joint proxy statement/prospectus included in the initially filed Registration Statement on Form S-4 filed on February 26, 2007 (the “Registration Statement”) relating to the merger of Sky Financial Group with and into Penguin Acquisition, LLC and (ii) all references to Bear, Stearns & Co. Inc. in the sections captioned “Summary—Opinions of Financial Advisors”, “The Merger—Background of the Merger” and “The Merger—Opinions of Huntington’s Financial Advisors”, of the joint proxy statement/prospectus which forms a part of the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), joint proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

BEAR, STEARNS & CO. INC.

By:	/s/ SIMON K. ADAMIYATT
Senior Managing Director

New York, New York

February 26, 2007